New Hampshire Thrift Bancshares, Inc. Announces Earnings for First Quarter

Performance Reflects Loan and Deposit Growth

NEWPORT, NH -- (Marketwire - April 13, 2012) - New Hampshire Thrift Bancshares, Inc. (the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the quarter ended March 31, 2012 of $2.1 million, or $0.31 per common share, assuming dilution, compared to $2.0 million, or $0.33 per common share, assuming dilution, for same period in 2011, an increase of $57 thousand, or 2.81%.

Financial Highlights

  Total assets increased $52.5 million, or 5.04%, to $1.1 billion at March 31, 2012 from $1.0 billion at December 31, 2011.

  Net loans increased $22.2 million, or 3.10%, to $737.1 million at March 31, 2012 from $715.0 million at December 31, 2011.

  For the three months ended March 31, 2012, the Company originated $72.7 million in loans, compared to $69.0 million for the same period in 2011.

  The Company's loan servicing portfolio was $357.2 million at March 31, 2012 compared to $365.8 million at December 31, 2011.

  Total deposits increased $7.5 million, or 0.94%, to $810.5 million at March 31, 2012 from $803.0 million at December 31, 2011.

  Net interest and dividend income for the three months ended March 31, 2012 was $7.1 million compared to $7.2 million for the same period in 2011.

  The Company's returns on average assets and average equity for the three months ended March 31, 2012 were 0.77% and 7.27%, respectively, compared to 0.80% and 8.91%, respectively, for the same period in 2011.

  As a percentage of total loans, non-performing loans decreased from 2.47% at December 31, 2011 to 2.39% at March 31, 2012.

Earnings Summary

Net income was $2.1 million for the quarter ended March 31, 2012, an increase over the same period in 2011. During the quarter ended March 31, 2012, net interest and dividend income showed a slight decline of $94 thousand, or 1.31%, compared to the same period in 2011. The provision for loan losses decreased $88 thousand to $155 thousand for the quarter ended March 31, 2012 compared to $243 thousand for the same period in 2011. Noninterest income increased $973 thousand, or 41.14%, to $3.3 million for the quarter ended March 31, 2012 compared to $2.4 million for the same period in 2011. This increase includes increases of $26 thousand in customer service fees, $26 thousand in net gain on sales of loans, $711 thousand in net gain on sales and calls of securities, $22 thousand in rental income, $409 thousand in insurance commission income and $9 thousand in bank-owned life insurance income partially offset by decreases of $45 thousand in income from equity interest in Charter Holding Corp. and $185 thousand in losses on other real estate and property owned as the Bank recognized a write-down of $190 thousand on a commercial property owned during the first quarter of 2012. Noninterest expense increased $888 thousand, or 13.80%, to $7.3 million for the quarter ended March 31, 2012 compared to $6.4 million for the same period in 2011. This increase includes $502 thousand, or a 15.30% increase in salaries and employee benefits which includes the additional salary associated with the employees of our recent acquisition, McCrillis & Eldredge Insurance, Inc., additional staffing within lending and compliance, the impact of ordinary cost-of-living increases during the year, and an impairment expense on our mortgage servicing rights of $224 thousand during the first quarter of 2012 which is included in other expenses compared to a benefit of $11 thousand during the same period in 2011.

Net income available to common stockholders was $1.8 million for the three months ended March 31, 2012 compared to $1.9 million for the same period in 2011. During 2011, the Company received $20.0 million from the U.S. Department of Treasury's ("Treasury") Small Business Lending Fund (SBLF) which was used in part to payoff $10.0 million from Treasury's Capital Purchase Program. The dividend related to these programs reduces net income available to common stockholders. During the first quarter of 2011, the $10.0 million investment resulted in a reduction in net income available to common stockholders of approximately $129 thousand as compared to the $20.0 million investment in 2012 resulting in a reduction in net income available to common stockholders of approximately $250 thousand. The dividend rate on the SBLF is based on growth within identified small business lending categories, and as the Bank grows lending in these categories, the rate will decrease resulting in reduced impact on net income available to common stockholders.

Balance Sheet Summary

Total assets were $1.1 billion at March 31, 2012, compared to $1.0 billion at December 31, 2011, an increase of 5.04%. Securities available-for-sale and FHLB stock were $211.7 million at March 31, 2012 down from $218.0 million at December 31, 2011. Net loans held in portfolio increased $22.2 million, or 3.10%, to $737.1 million at March 31, 2012, from $715.0 million at December 31, 2011. The allowance for loan losses was $9.0 million at March 31, 2012, compared to $9.1 million at December 31, 2011. The change in the allowance for loan losses is the net effect of provisions of $155 thousand, charge-offs of $274 thousand, and recoveries of $74 thousand. As a percentage of total loans, non-performing loans decreased from 2.47% at December 31, 2011 to 2.39% at March 31, 2012, primarily due to the increase in the loan base as the dollar value of non-performing loans remained relatively unchanged. Total loan production for the three months ended March 31, 2012 was $72.7 million compared to $69.0 million for the three months ended March 31, 2011.

Total deposits increased $7.5 million, or 0.94%, to $810.6 million at March 31, 2012 from $803.0 million at December 31, 2011. Within deposits, savings and money market accounts increased $16.4 million, transaction accounts decreased $2.4 million, and time deposits decreased $6.5 million. Advances from the Federal Home Loan Bank increased $40.0 million, or 49.38%, to $121.0 million at March 31, 2012 from $81.0 million at December 31, 2011.

Stockholders' equity of $108.7 million resulted in a book value of $15.20 per common share at March 31, 2012 based on 5,835,360 shares of common stock outstanding, equal to December 31, 2011. As previously announced, a regular quarterly dividend of $0.13 per share is payable on April 30, 2012 to stockholders of record as of April 23, 2012. The Bank remains well-capitalized with a Tier I (Core) Capital ratio of 9.05% at March 31, 2012.

Other Events

On February 15, 2012, the Company repurchased in its entirety the warrant (the "Warrant") previously issued to Treasury on January 16, 2009, in connection with the Company's participation in Treasury's Capital Purchase Program. The Company repurchased the Warrant for $737,100.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank which provides a wide range of banking and financial services and McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency which offers a complete range of commercial insurance services and consumer products. These wholly-owned subsidiaries operate through 30 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.1 billion.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   New Hampshire Thrift Bancshares, Inc.
                       Selected Financial Highlights

For the three months ended March 31,                      2012       2011
                                                       ---------  ---------
(Dollars in thousands except for per share data)
Net Income                                             $   2,082  $   2,025
Per Share Data:
  Basic Earnings per common share                      $    0.31  $    0.33
  Diluted Earnings per common share (1)                     0.31       0.33
  Dividends Paid, common                                    0.13       0.13
  Dividend Payout Ratio                                    41.94%     39.39%

Return on Average Assets                                    0.77%      0.80%
Return on Average Equity                                    7.27%      8.91%

                                                 March 31,     December 31,
                                         As of      2012           2011
                                               -------------  -------------
(Dollars in thousands except for per share
 data)
Total Assets                                   $   1,094,327  $   1,041,819
Total Securities (2)                                 211,679        217,933
Loans, Net                                           737,137        714,952
Total Deposits                                       810,564        803,023
Federal Home Loan Bank Advances                      120,970         80,967
Stockholders' Equity                                 108,744        108,660
Book Value per Common Share                    $       15.20  $       15.20
Shares Outstanding                                 5,835,360      5,832,360

Tier I (Core) Capital                                   9.05%          9.58%

Number of Locations                                       30             30

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
(2) Includes available-for-sale securities shown at fair value and Federal
Home Loan Bank stock at cost.

                   New Hampshire Thrift Bancshares, Inc.
                        Consolidated Balance Sheets
                           (Dollars in thousands)

                                                   March 31,   December 31,
                                           As of     2012          2011
                                                 ------------  ------------
ASSETS                                            (unaudited)
  Cash and due from banks                        $     12,090  $     21,841
  Federal Home Loan Bank overnight deposit             26,000         2,899
                                                 ------------  ------------
      Total cash and cash equivalents                  38,090        24,740
  Securities available-for-sale                       204,183       210,318
  Federal Home Loan Bank stock                          7,496         7,615
  Loans held-for-sale                                   4,387         3,434
  Loans receivable, net                               737,137       714,952
  Accrued interest receivable                           2,531         2,669
  Bank premises and equipment, net                     16,677        16,450
  Investments in real estate                            3,427         3,451
  Other real estate owned                                 760         1,344
  Goodwill and intangible assets                       30,238        30,352
  Investment in partially owned Charter Holding
   Corp., at equity                                     5,020         4,895
  Bank-owned life insurance                            18,461        13,347
  Due from brokers, net                                18,121             -
  Other assets                                          7,799         8,252
                                                 ------------  ------------
    Total assets                                 $  1,094,327  $  1,041,819
                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
  Noninterest-bearing                            $     61,783  $     64,356
  Interest-bearing                                    748,781       738,667
                                                 ------------  ------------
  Total deposits                                      810,564       803,023
  Federal Home Loan Bank advances                     120,970        80,967
  Other borrowings                                        272           543
  Securities sold under agreements to repurchase       18,175        15,514
  Subordinated debentures                              20,620        20,620
  Accrued expenses and other liabilities               15,012        12,492
                                                 ------------  ------------
    Total liabilities                                 985,613       933,159
                                                 ------------  ------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share:
   2,500,000 shares authorized:
    Series B, non-cumulative perpetual, 20,000
     shares issued and outstanding at March 31,
     2012 and at December 31, 2011, liquidation
     value $1,000 per share                                 -             -
  Common stock, $.01 par value, per share:
   10,000,000 shares authorized, 6,295,639
   shares issued and 5,835,360 shares
   outstanding as of March 31, 2012 and
   6,292,639 shares issued and 5,832,360 shares
   outstanding as of December 31, 2011                     63            63
  Warrants                                                  -            85
  Paid-in capital                                      66,036        66,658
  Retained earnings                                    50,918        49,892
  Accumulated other comprehensive loss                 (1,152)         (887)
  Treasury stock, at cost, 460,279 shares as of
   March 31, 2012 and December 31, 2011                (7,151)       (7,151)
                                                 ------------  ------------
    Total stockholders' equity                        108,714       108,660
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $  1,094,327  $  1,041,819
                                                 ============  ============

                    New Hampshire Thrift Bancshares, Inc.
                      Consolidated Statements of Income
                                 (Unaudited)

                                                       For the Three months
                                                          Ended March 31,
(Dollars in thousands except for per share data)         2012        2011
                                                      ----------  ----------
INTEREST AND DIVIDEND INCOME
  Interest and fees on loans                          $    7,707  $    7,965
  Interest and dividends on debt investments
    Taxable                                                1,144       1,233
    Dividends                                                 17          10
    Other                                                    166         235
                                                      ----------  ----------
  Total interest and dividend income                       9,034       9,443
                                                      ----------  ----------

INTEREST EXPENSE
  Interest on deposits                                     1,187       1,503
  Interest on advances and other borrowed money              739         738
                                                      ----------  ----------
  Total interest expense                                   1,926       2,241
                                                      ----------  ----------

  Net interest and dividend income                         7,108       7,202

PROVISION FOR LOAN LOSSES                                    155         243
                                                      ----------  ----------

  Net interest and dividend income after provision
   for loan losses                                         6,953       6,959
                                                      ----------  ----------

OTHER INCOME
  Customer service fees                                    1,203       1,177
  Net gain on sales and calls of securities                1,151         440
  Net gain on sales of loans                                 346         320
  Net (loss) gain on other real estate and property
   owned                                                    (181)          4
  Rental income                                              194         172
  Realized gain in Charter Holding Corp.                     111         156
  Insurance commission income                                410           1
  Bank owned life insurance income                           104          95
                                                      ----------  ----------
  Total noninterest income                                 3,338       2,365
                                                      ----------  ----------

Consolidated Statements of Income (continued)
                                                       For the Three months
                                                         Ended March 31,
(Dollars in thousands except for per share data)         2012       2011
                                                      ---------- ----------
NONINTEREST EXPENSES
  Salaries and employee benefits                           3,784      3,282
  Occupancy and equipment expenses                           982      1,038
  Advertising and promotion                                  127        111
  Depositors' insurance                                      193        316
  Outside services                                           281        235
  Professional services                                      242        311
  ATM processing fees                                        116        126
  Mortgage servicing (income), net of amortization of
   mortgage servicing rights                                   7         (7)
  Supplies                                                    92         84
  Telephone                                                  214        168
  Other expenses                                           1,285        771
                                                      ---------- ----------
  Total noninterest expenses                               7,323      6,435
                                                      ---------- ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                   2,968      2,889

PROVISION FOR INCOME TAXES                                   886        864

                                                      ---------- ----------
NET INCOME                                            $    2,082 $    2,025
                                                      ========== ==========
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS           $    1,832 $    1,896

Earnings Per Common Share, basic                      $     0.31 $     0.33
Earnings Per Common Share, assuming dilution (1)      $     0.31 $     0.33
Dividends Declared per common share                   $     0.13 $     0.13

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

For additional information contact:
Laura Jacobi
Senior Vice President
Chief Financial Officer
603-863-0886